Exhibit 10.7

EXECUTIVE SEVERANCE AGREEMENT

(Amended and Restated as of             , 2008)

THIS EXECUTIVE SEVERANCE AGREEMENT, which is amended and restated and entered into effective as of                                          (the “Agreement”), is by and between BJ SERVICES COMPANY, a Delaware corporation (the “Company”), and                                          (the “Employee”).

WITNESSETH;

WHEREAS, Employee has rendered outstanding service to the Company, and Employee’s experience and knowledge of the affairs of the Company and Employee’s reputation and contacts are extremely valuable to the Company; and

WHEREAS, in recognition of Employee’s service to the Company and as an inducement to Employee to continue in the employ of the Company, the Company has offered Employee, among other things, this Agreement, and Employee has accepted the Company’s offer;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Employee hereby agree as follows.

1. Term. This Agreement shall commence on the date hereof and shall continue until December 31,         ; provided, however, that commencing on January 1,          and on each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least one year prior to such January 1st date the Company shall have given written notice to Employee that the term of this Agreement shall cease to be so extended; provided further that, this Agreement shall automatically terminate in all events upon the termination of the Employee’s employment for any reason prior to the commencement of the Protected Period, except as set forth in Section 2. Notwithstanding anything in this Agreement to the contrary however, this Agreement may not be terminated and shall remain in full force and effect for at least two (2) years following a Change in Control, and such additional time as may be necessary to give effect to its terms.

2. Termination of Employment Following a Change in Control. Employee shall be entitled to the benefits specified in Sections 3(iii) and 4 if (i) a Change in Control occurs while Employee is employed by the Company, and this Agreement is in effect, and (ii) during the Protected Period Employee’s employment is terminated without Cause by the Company, for Good Reason by Employee, or by Employee without Good Reason with the consent of the Company’s Board of Directors (“Board”). If Employee’s employment is terminated due to Disability or death, or for Cause, then Employee shall not be entitled to any benefits under this Agreement except as specified in Sections 3(i) and 3(ii). No benefits hereunder are payable prior to the date on which a Change in Control occurs unless otherwise approved by the Board of Directors of the Company. For purposes of this Agreement, the “Protected Period” shall mean the period of time beginning with the Change in Control and ending on the second anniversary of such Change in Control; provided, however, if Employee’s employment with the Company terminates prior to, but within six months of, the date on which a Change in Control occurs, and it is reasonably demonstrated by Employee that such termination of employment was (i) by the

Company in connection with or in anticipation of the Change in Control or (ii) by Employee under circumstances which would have constituted Good Reason if the circumstances arose on or after the Change in Control, then for all purposes of this Agreement the Change in Control shall be deemed to have occurred, and the Protected Period shall be deemed to have commenced, on the date immediately prior to the date of such termination of Employee’s employment.

(i) Disability. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from Employee’s duties with the Company on a full-time basis for 180 consecutive calendar days, and within 30 days after written Notice of Termination (as defined hereinafter) Employee shall not have returned to the full-time performance of Employee’s duties, the Company may thereafter notify Employee of termination, which notice shall, for purposes of this Agreement, constitute termination of Employee’s employment for “Disability”; provided, however, a termination of Employee’s employment for Disability under this Agreement shall not by itself alter or impair (A) Employee’s rights as a “disabled employee” or otherwise under any of the Company’s employee benefit plans or (B) Employee’s status as an “employee” for any other purpose, except as otherwise provided in this Agreement.

(ii) Cause. The Company may terminate Employee’s employment for Cause. For the purposes of this Agreement, the Company shall have “Cause” to terminate Employee’s employment hereunder only (A) upon the willful and continued failure by Employee to perform substantially Employee’s duties with the Company, other than any such failure resulting from Employee’s incapacity due to physical or mental illness, which failure continues unabated after a demand for substantial performance is delivered to Employee by the Board that specifically identified the manner in which the Board believes that Employee has not substantially performed Employee’s duties, (B) if Employee willfully engages in gross misconduct materially and demonstrably injurious to the Company or (C) upon fraud, misappropriation or embezzlement related to the business of the Company on the part of Employee. For purposes of this paragraph, an act or failure to act on Employee’s part shall be considered “willful” if done or omitted to be done by Employee otherwise than in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated by the Company for Cause unless and until the Company shall have delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board, at a meeting of the Board called and held for the purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee’s counsel, to be heard before the Board), finding that in the good-faith opinion of the Board Employee was guilty of conduct constituting Cause hereunder and specifying the particulars thereof in reasonable detail.

(iii) Good Reason. Employee may terminate Employee’s employment for Good Reason. For purposes of this Agreement “Good Reason” shall mean any of the following:

(A) Employee is assigned any duties materially inconsistent with Employee’s positions, duties, responsibilities and status with the Company immediately prior to a Change in Control, or Employee’s reporting responsibilities, titles or offices are materially changed in an adverse manner from those in effect immediately prior to such Change in Control (as an illustration, a change from an officer of a publicly traded company to an officer of a subsidiary of another company would be considered a material change in the Employee’s reporting responsibility, title and office) or Employee is removed from or is not re-elected or appointed to any of such material responsibilities, titles, offices or positions, except in each case in connection with the termination of Employee’s employment for Cause, or Disability, or as a result of Employee’s death, or by Employee for other than Good Reason and excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee; provided, however, that if the Executive Compensation Committee of the Board of Directors of the Company makes a determination, prior to a Change in Control, that the Change in Control is a “merger of equals” for purposes of this Section 2(iii)(A), and delivers written notice to the Employee that the transaction has been designated a “merger of equals” for purposes of this Section 2(iii)(A), and that shorter time periods may apply under this section, then the following additional provisions shall apply: In the event that (x) Employee remains employed as an officer of a publicly-traded company following the Change in Control but (y) an event or events occur within the first six months of the Protected Period which constitute Good Reason and Employee chooses to terminate his or her employment for Good Reason, then Employee must deliver his or her Notice of Termination (as defined in paragraph (iv) below) on or before the date which is six months after the event that constituted Good Reason, or else lose the right to terminate for Good Reason based on such event or events and provided, further, that if, during the final eighteen months of the Protected Period, additional events occur which also constitute Good Reason, then Employee shall be entitled to terminate his or her employment for Good Reason at any time pursuant to the terms of this Agreement; or

(B) Employee’s annual rate of base salary is reduced from that in effect immediately prior to a Change in Control or as the same may be increased from time to time thereafter (such annual rate of base salary, as so increased (if applicable) but prior to such reduction, is referred to hereinafter as the “Base Salary”); or

(C) the Company fails to continue the Company’s annual cash bonus plan for executives as the same may be modified from time to time, but substantially in the form in effect prior to the date of the Change in Control (the “Bonus Plan”), (unless the Bonus Plan is replaced within a reasonable time with a substantively similar plan (the “Substitute Plan”)) or fails to continue Employee as a participant in the Bonus Plan or the Substitute Plan, or reduces Employee’s “Entry Level,” “Expected Value,” or “Over-Achievement” guideline percentages under the Bonus Plan or the Substitute Plan from that in effect immediately prior to a Change in Control or as increased thereafter with respect to Employee; or

(D) the Company fails to continue in effect any material benefit or compensation plan, including, but not limited to, the Company’s: 1995 Incentive Plan, 1997 Incentive Plan, 2000 Incentive Plan, 2003 Incentive Plan, qualified retirement plan, executive life insurance plan, perquisite plan, and/or health and accident plan, in which Employee is participating immediately prior to a Change in Control, or plans providing Employee with substantially similar benefits, or the Company takes any action that would materially adversely affect Employee’s participation in or reduce Employee’s benefits under any of such plans (excluding any such action by the Company that is required by law); or

(E) the Employee is required to relocate to a location more than 50 miles from where his office was located on the date of the Change in Control (except for required travel on company business to an extent substantially consistent with Employee’s past business travel obligations to the Company); or

(F) the Company fails to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 6 hereof; or

(G) any purported termination of Employee’s employment by the Company that is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph (iv) below and, if applicable, the procedures described in subparagraph (ii) above; and for purposes of this Agreement, no such purported termination shall be effective; or

(H) the amendment, modification or repeal of any provision of the Articles of Incorporation or Bylaws of the Company that was in effect immediately prior to such Change in Control, if such amendment, modification or repeal would materially adversely affect Employee’s rights to indemnification by the Company; or

(I) the Company shall violate or breach any obligation of the Company in effect immediately prior to such Change in Control, regardless whether such obligation be set forth in the Bylaws of the Company and/or in a separate agreement entered into between the Company and Employee, to indemnify Employee against any claim, loss, expense or liability sustained or incurred by Employee by reason, in whole or in part, of the fact that Employee is or was an officer or director of the Company.

(iv) Notice of Termination. Any termination by the Company pursuant to subparagraphs (i) or (ii) above or by Employee pursuant to subparagraph (iii) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

(v) Date of Termination. “Date of Termination” shall mean the date Employee terminates employment with the Company. For all purposes of this Agreement, Employee shall be considered to have terminated employment with the Company when Employee incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and applicable administrative guidance issued thereunder.

3. Compensation During Disability or Upon Termination.

(i) If during the Protected Period Employee fails to perform Employee’s normal duties as a result of incapacity due to physical or mental illness, Employee shall continue during the period of disability to receive Employee’s full Base Salary at the rate then in effect and any awards, deferred and non-deferred, payable during such period of disability under the Bonus Plan, less any amounts paid to Employee during such period of disability pursuant to the Company’s sick-leave or disability program until Employee’s employment is terminated for Disability pursuant to Section 2(i) hereof. Notwithstanding the foregoing, any amount of earned but unpaid Base Salary that is scheduled to be deferred under a Company-sponsored deferred compensation arrangement shall be deferred and paid in accordance with the provisions of such arrangement. This Section 3(i) shall not reduce or impair Employee’s rights to terminate his employment for Good Reason (to the extent such rights existed prior to such Disability) or with the consent of the Board as otherwise provided herein.

(ii) If during the Protected Period Employee’s employment shall be terminated for Cause, the Company shall pay Employee’s earned but unpaid Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to Employee under this Agreement, except those arising hereunder or under the terms of any Company benefit plans, prior to the Date of Termination. Notwithstanding the foregoing, any amount of earned but unpaid Base Salary that is scheduled to be deferred under a Company-sponsored deferred compensation arrangement shall be deferred and paid in accordance with the provisions of such arrangement.

(iii) If during the Protected Period the Company shall terminate Employee other than pursuant to Section 2(i) or 2(ii) hereof, or if during the Protected Period Employee shall terminate Employee’s employment either for Good Reason or with the consent of the Board, then, subject to Section 3(iv), Section 4, and Section 16 (to the extent applicable), the Company shall pay to Employee, in a single lump sum by certified or bank cashier’s check on the 60th day following such Date of Termination (or the next business day thereafter), the sum of the amounts specified in subparagraphs (A) through (E) below and also shall provide Employee the continued employee welfare benefits as provided in subparagraph (F) and the benefits in subparagraph (G) below:

(A) an amount equal three times the sum of (i) Employee’s Base Salary and (ii) the bonus that Employee would receive using the Expected Value guideline percentage under the Bonus Plan (the “EV Bonus Amount”);

(B) an amount equal to the product of (i) the higher of (a) the EV Bonus Amount or (b) the bonus that the Employee would receive under the Bonus Plan based on the performance of the Company for the then current fiscal year, as of the date of the Change in Control and (ii) a fraction, the numerator of which is the number of days in the current fiscal year under the Bonus Plan that have elapsed on the Date of Termination and the denominator of which is 365;

(C) an amount equal to that portion of Employee’s Base Salary earned, but not paid, and vacation earned, but not taken, in each case, to the Date of Termination; provided, however, that any amount of earned but unpaid Base Salary that is scheduled to be deferred under a Company-sponsored deferred compensation arrangement shall be deferred and paid in accordance with the provisions of such arrangement;

(D) an amount, with respect to all outstanding unvested and unexercisable awards that have been granted Employee after a Change in Control under the Company’s 1990 Stock Incentive Plan, 1995 Incentive Plan, 1997 Incentive Plan, 2000 Incentive Plan, 2003 Incentive Plan, or any successor or similar stock compensation plan, equal to the sum of (i) the value of all such unvested (or unearned) shares of Performance Stock and Performance Units (determined as if all restrictions had lapsed and all performance goals had been achieved to the fullest extent)

and (ii) the excess of the exercise price of each such unexercisable option and appreciation right over the closing price of the common shares of the Company stock on the Date of Termination, as reported on the New York Stock Exchange;

(E) an amount equal to three times the value of the largest annual long term incentive grant or grants made to Employee during the three years prior to the Date of Termination. For purposes of this section, “long term incentive grant” shall mean an award of stock options, performance units, or other long term incentive awards and shall refer to the initial grant, not the vesting of the award. The value of such awards shall be the value as of the date they were granted. The Black-Scholes method of valuation shall be used in the case of stock options. The value of the other awards shall be their present value on the date of grant. The Executive Compensation Committee of the Board of Directors of the Company shall have the authority to determine the value of all such awards prior to the date of the Change in Control, and any determination by them shall be final and binding;

(F) the Company shall at all times during the three year period following the Date of Termination (the “Continuation Period”) maintain in full force and effect for the continued benefit of Employee and Employee’s eligible dependents all group life and/or executive life (to the extent permitted under Section 409A of the Code and applicable administrative guidance issued thereunder), accidental death and dismemberment, and medical and dental insurance benefits available to Employee and Employee’s eligible dependents by virtue of being an employee of the Company immediately prior to such termination, provided that Employee’s continued participation is possible under the general terms and provisions of such plans and programs (or any successor thereto); provided, however, if Employee retires (as such term is defined in the BJ Services Company Retirement Thrift Plan), on the Date of Termination or if Employee would have been eligible to retire within five years of the Date of Termination, Employee shall be permitted to continue coverage following the Continuation Period in such group plans and programs to the extent such group plans and programs provide benefits for retirees. In the event that participation by Employee in any such plan or program after the Date of Termination is barred pursuant to the terms thereof, the Company shall use its best efforts to obtain at the Company’s expense, and without any additional cost or liability beyond the cost or liability that similarly situated employees incur under the terms of such group plans and programs (and with respect to the benefits for retirees described in the preceding sentence, the Employee’s cost or liability may not exceed the cost or liability that similarly situated employees incur under the terms of such group plans and programs providing benefits for retirees as in effect on the date of the Change of Control (or reasonable annual increases thereto)), to the Employee comparable coverage under individual policies for Employee (and Employee’s dependents). For purposes of the preceding sentence, “reasonable annual increases” shall be limited to annual increases that are no greater than the lesser of (1) five percent per annum; or (2) any increases to the cost that similarly situated individuals must pay to obtain such insurance benefits under group plans and programs made available to retirees of the Company (including any successor plans or programs thereto). The medical, dental, and accidental death and dismemberment coverage described in the preceding sentences of this Section 3(iii)(F) shall be provided through arrangements that satisfy the requirements of Sections 105 and 106 of the Code such that the benefits or reimbursements under such arrangements are not includible in Employee’s income (and, if continued coverage under Company’s plans does not satisfy this requirement, then Company shall arrange, upon comparable terms, for coverage providing substantially equivalent benefits to be provided under one or more insurance policies that will satisfy this requirement. At the end of the Continuation Period (except as otherwise provided in this Section 3(iii)(F) with respect to COBRA benefits or retiree medical benefits, if either is elected by Employee), the Company shall arrange to make available to Employee and his eligible dependents comparable insurance coverage by enabling Employee to convert Employee’s coverage under the Company’s group plans or programs to an individual policy for the benefit of Employee and Employee’s eligible dependents, or to assume any individual policies obtained by the Company for Employee’s benefit, with Employee paying the full premiums after the end of the Continuation Period. Nothing in this subparagraph (F) shall operate to reduce, or be construed as reducing, Employee’s (or a beneficiary’s) group health plan continuation rights under COBRA in any manner and upon the end of the Continuation Period Employee (or Employee’s beneficiary(ies)), if otherwise eligible, will be entitled to elect COBRA continuation coverage for the full period applicable as if that were Employee’s termination date. In the event Employee becomes covered by another employer’s group plan or programs as a result of Employee’s employment during the Continuation Period, the Company’s plans or programs shall be liable for benefits only to the extent such benefits are not covered by the subsequent employer’s plans or programs; and

(G) the Company shall, at its sole expense as incurred, provide the Employee with reasonable outplacement services the scope and provider of which shall be selected by the Employee in his or her sole discretion; provided, however, that such outplacement services shall in no event be provided beyond the last day of the second taxable year of Employee following the taxable year of Employee in which Employee’s Date of Termination occurred.

(iv) As a condition to the receipt of any benefit under this Agreement, Employee must first execute and deliver to the Company a release, substantially in the form attached hereto as Attachment A, releasing the Company, its officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character that Employee may have arising out of Employee’s employment with the Company or the termination of such employment, but excluding (A) any claims and causes of action that Employee may have arising under or based upon this Agreement, (B) rights under stock-based incentive plans arising in connection with a change in control, (C) rights under directors’ and officers’ indemnification insurance, and (D) rights of indemnity under articles of incorporation, bylaws, contracts, law, or otherwise, (E) rights under Company-sponsored retirement plans, including, without limitation “401(k)” plans and “Rabbi trusts,” and (F) rights under the Company’s “KEYSOP” (Key Executive Stock Option Plan) and arrangements for deferred compensation. The release described in this Section 3(iv) hereof must be effective and irrevocable within 50 days after the date of termination of Employee’s employment with the Company.

4. Gross-Up of Parachute Payments.

(i) To provide Employee with adequate protection in connection with his ongoing employment with the Company, this Agreement provides Employee with various benefits in the event of termination of Employee’s employment with the Company during the Protected Period. If Employee’s employment is terminated following a “change in control” of the Company, within the meaning of Section 280G of the Code, a portion of those benefits could be characterized as “excess parachute payments” within the meaning of Section 280G of the Code.

The parties hereto acknowledge that the protections set forth in this Section 4 are important, and it is agreed that Employee should not have to bear the burden of any excise tax that might be levied under Section 4999 of the Code, in the event that a portion of the benefits payable to Employee pursuant to this Agreement are treated as an excess parachute payment. The parties, therefore, have agreed as set forth in this Section 4.

(ii) Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company or any other person to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 4) (including, without limitation, any cost associated with any continued welfare plan coverage, welfare benefits, or any reimbursements of any arbitration or litigation costs and expenses under Section 15) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay, in accordance with Section 4(iii), an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income or other taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(iii) Subject to the provisions of Section 4(iv), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an independent public accounting firm with a national reputation that is selected by Employee (the “Accounting Firm”) which shall provide detailed preliminary calculations both to the Company and to Employee within 15 business days after the receipt of notice from the Company that there has been a Payment, or such earlier time as is requested by the Employee and shall provide the actual amount of the Gross-Up Payment each year. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control of the Company, Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. (The Company shall indemnify and hold harmless Employee, on an after-tax basis, for any Excise Tax or income or other tax (including interest and penalties with respect thereto) imposed on Employee as a result of such payment of fees and expenses.) Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company on behalf of Employee to the applicable tax authorities prior to the time any such payments are due to be paid to the Internal Revenue Service. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Employee; provided, however, that such determination may be changed to reflect the outcome of a dispute under Section 4(iv). As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. If the Company exhausts its remedies pursuant to Section 4(iv) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee. Notwithstanding the foregoing, in no event shall any Gross-Up Payment (including any Underpayment) be made later than the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes.

(iv) Employee shall notify the Company in writing of any claim (including any threatened tax lien related to or based upon any such claim) by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which Employee gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due or such tax lien would be imposed). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim (or threatened lien), Employee shall:

(A) give the Company any information reasonably requested by the Company relating to such claim (or threatened lien);

(B) take such action in connection with contesting such claim (or threatened lien) as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(C) cooperate with the Company in good faith in order effectively to contest such claim (or threatened lien); and

(D) permit the Company to participate in any proceedings relating to such claim (or threatened lien);

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(iv), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employee shall determine (but in no event shall the Company permit or direct Employee to allow a tax lien to be imposed on Employee’s property); provided, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis, and shall indemnify and hold Employee harmless on an after-tax basis, from any Excise Tax or income or other tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. In addition, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(v) If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 4(iv), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company’s complying with the requirements of Section 4(iv)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by Employee of an amount advanced by the Company pursuant to Section 4(iv), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5. No Mitigation of Damages and Expenses.

(i) The provisions of this Agreement are not intended to, nor shall they be construed to, require that Employee seek or accept other employment following a termination of employment and, except to the extent provided in Section 3(iii)(F) of this Agreement, amounts payable and welfare benefits provided under this Agreement to Employee shall not be reduced by Employee’s acceptance of (or failure to seek or accept) employment with another person. The Company’s obligations to make the payments and provide the welfare benefits required for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense or other claim, rights or action that the Company may have against the Employee or others.

(ii) If any contest or dispute (including, without limitation, in accordance with Section 15) shall arise under this Agreement involving termination of Employee’s employment with the Company or involving the validity or enforceability of, or liability under, any provision of this Agreement, then (regardless of the outcome thereof, unless it shall be determined by a court of competent jurisdiction in a final, non-appealable decision or by an arbitrator in an arbitration proceeding in a final, non-appealable decision that Employee’s employment was properly terminated for Cause within the meaning of and in accordance with Section 2(ii) hereof), the Company shall reimburse Employee, on a current basis, for all legal fees and expenses, if any, incurred by Employee in connection with such contest or dispute, together with interest in an amount equal to the three-month U. S. Treasury bill rate, from time to time in effect but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date such payment(s) become due through the date of payment thereof. Any reimbursement of reasonable attorneys’ fees and disbursements required under this Section 5(ii) shall be made not later than the close of Employee’s taxable year following the taxable year in which Employee incurs the expense; provided, however, that, upon Employee’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of Employee’s termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Employee for such fees and disbursements incurred after the later of (A) Employee’s death or (B) the date that is 10 years after the date of Employee’s termination of employment with the Company.

6. Successors; Binding Agreement.

(i) The Company will require any successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would have been required if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Employee to terminate employment for Good Reason. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(ii) This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable or benefits provided to Employee hereunder if Employee had continued to live, all such amounts and benefits, unless otherwise provided herein, shall be paid and continue to be provided in accordance with the terms of this Agreement to Employee’s beneficiary.

7. Notice. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, registered and return receipt requested, postage prepaid, addressed to the respective addresses set forth on the last page of this Agreement, provided that all notices to the Company shall be directed to the office of corporate secretary of the Company, with a copy to the Secretary of the Company, or to such other address as either party shall have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8. Change in Control. For purposes of this Agreement, a Change in Control shall be deemed to have occurred upon, and shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the

Exchange Act) of 25% or more of either (1) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (v) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege, (w) any acquisition by the Company, (x) any acquisition by any employee benefit plan(s) (or related trust(s)) sponsored or maintained by the Company or any corporation controlled by the Company or (y) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, immediately following such reorganization, merger or consolidation, the conditions described in clauses (1), (2) and (3) of subparagraph (iii) of this Section 8 are satisfied, or (z) any such acquisition if the Board of Directors of the Company determines in good faith that a Person which has acquired more than a 25% interest in the Outstanding Company Common Stock or the Outstanding Company Voting Securities has done so inadvertently (including, without limitation, because such person was unaware that it beneficially owned a 25% interest) and without any intention of changing or influencing control of the Company, and such Person, as promptly as practicable (but no longer than ninety days) after being advised of such determination divested or divests himself or itself of beneficial ownership of a sufficient amount such that such Person no longer has beneficial ownership of 25% or more of either the Outstanding Company Common Stock or the Outstanding Company Voting Securities; or

(ii) Individuals who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act), or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company’s Board of Directors or (2) a plan or agreement to replace a majority of the members of the Company’s Board of Directors then comprising the Incumbent Board; or

(iii) Approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case unless, immediately following such reorganization, merger or consolidation, (1) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding the

Company, any employee benefit plan(s) (or related trust(s)) of the Company and/or its subsidiaries or any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 25% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (3) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(iv) Approval by the stockholders of the Company of (1) a complete liquidation or dissolution of the Company or (2) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which immediately following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company and/or its subsidiaries or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 25% or more of the Outstanding Company Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Company’s Board of Directors providing for such sale or other disposition of assets of the Company.

9. Employment with Affiliates. Employment with the Company for purposes of this Agreement includes employment with any entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of all outstanding equity interests, and employment with any entity which has a direct or indirect interest of 50% or more of the total combined voting power of all outstanding equity interests of the Company, it being understood that for purposes of Section 2(iii)(A) hereof, “Good Reason” shall be construed to refer to the Employee’s positions, duties, responsibilities (reporting and other), status, title, and office in the position or positions in which the Employee serves immediately before the Change in Control, but shall not include titles or positions with subsidiaries and affiliates of the Company that are held primarily for administrative convenience.

10. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and by the President or other authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provisions of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

11. Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13. Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

14. Corporate Approval. This Agreement has been approved by the Board, and has been duly executed and delivered by Employee and on behalf of the Company by its duly authorized representative.

15. Arbitration.

(i) Except as otherwise provided in subparagraph (ii) below, any dispute or controversy arising out of or in connection with this Agreement as to the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance or termination thereof shall be submitted to arbitration pursuant to the following procedure:

(A) Either party may demand such arbitration in writing after the controversy arises, which demand shall include the name of the arbitrator appointed by the party demanding arbitration, together with a statement of the matter in controversy.

(B) Within 15 days after such demand, the other party shall name an arbitrator, or in default thereof, such arbitrator shall be named by the Arbitration Committee of the American Arbitration Association, and the two arbitrators so selected shall name a third arbitrator within 15 days or, in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, a third arbitrator shall be appointed by the Arbitration Committee of the American Arbitration Association.

(C) The Company shall bear all arbitration costs and expenses.

(D) The arbitration hearing shall be held at a site in Houston, Texas, to be agreed to by a majority of the arbitrators on 10 business days prior written notice to the parties.

(E) The arbitration hearing shall be concluded within 10 days unless otherwise ordered by a majority of the arbitrators, and the award thereon shall be made within 10 days after the close of the submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this Agreement shall be final and binding on all parties to the proceeding during the period of this Agreement, and judgment on such award may be entered by either party in the highest court, state or federal, having jurisdiction

(ii) During the pendency of any dispute or controversy pursuant to this Section 15, the Company will continue to pay Employee Employee’s Base Salary as in effect preceding the date the Notice of Termination giving rise to the dispute was given or, if Employee’s employment was terminated prior to a Change in Control, the date of such termination of employment (whichever date is applicable being the “Dispute Date”) and continue Employee as a participant in all compensation and employee benefit plans in which Employee was participating preceding the Dispute Date, until the dispute is finally resolved; provided, however, that the continued payment of such Base Salary shall be made in accordance with the established payroll practices of the Company as in effect on the effective date of this Agreement. Notwithstanding the foregoing, the Employee shall be entitled to specific performance of Employee’s right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement and the Employee’s right to receive legal fees on a current basis as provided in Section 5(ii) of this Agreement, and Employee may commence a legal action to enforce such right. The Company shall promptly (and in no event later than ten (10) business days after demand) reimburse Employee for any expenses reasonably incurred for attorneys’ fees and disbursements in bringing such action.

Amounts paid under this Section 15 are in addition to all other amounts due under this Agreement and shall not be offset, against or reduce any other amounts due under this Agreement.

(iii) Except as otherwise provided, the parties stipulate that the provisions hereof shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising during the period of this Agreement and which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination of this Agreement.

(iv) Notwithstanding anything to the contrary provided herein, any reimbursement of attorneys’ fees and related expenses required under this Section 15 shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of Employee’s taxable year following the taxable year in which the fee or expense is incurred by Employee); provided, however, that upon Employee’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of Employee’s termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Employee for such fees and disbursements incurred after the later of (i) Employee’s death or (ii) the date that is ten years after the date of Employee’s termination of employment with the Company.

16. 409A Payment Date. Notwithstanding anything to the contrary provided herein, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then any such payment or benefit that Employee would otherwise be entitled to during the first six months following the date of Employee’ s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of Employee’s termination of employment (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. Employee hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

17. Withholding. The Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to the Employee hereunder.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all other prior agreements concerning the effect of a Change in Control on the relationship between the Company and Employee (including, without limitation that certain Executive Severance Agreement between BJ Services Company and Employee that was entered into as of                                         ).

IN WITNESS WHEREOF, the Company and Employee have entered into this Agreement as of the day and year first above written.

BJ SERVICES COMPANY

By:
J. W. Stewart
President, Chairman and
Chief Executive Officer

EMPLOYEE

Employee Name

If to the Company:

BJ Services Company
4601 Westway Park Boulevard
Houston, Texas 77041
Attention: Secretary and General Counsel

If to the Employee:

Attachment A

WAIVER AND RELEASE AGREEMENT

By this Waiver and Release Agreement (“Release”), except as provided below with respect to the Executive Severance Agreement, I,                                         , waive and release all rights, claims, charges, demands and causes of action against BJ Services Company (the “Company”), its subsidiaries and affiliates (collectively, the “Employer”), and their officers, directors, employees and agents, of any kind or character, both past and present, known or unknown, including those arising under any state or federal statute, regulation or the common law (contract, tort or other), which relate to my employment or termination of employment with the Employer, including any alleged discriminatory employment practices, including age discrimination claims, or which relate to any other matter whatsoever, except as set out below.

In exchange for this Release, I acknowledge the right to good and sufficient consideration in the form of benefits under the Executive Severance Agreement between the Company and myself, dated                                         , which provides, inter alia, for a lump sum payment, the continuation of certain welfare benefits and outplacement services. I understand that I am not entitled to receive any benefits under the Executive Severance Agreement except in return for this Release. However, this Release shall not serve to waive or release any rights or claims that I may have under the Executive Severance Agreement or that may arise after the date this Release is executed. In addition, this release shall not serve to waive or release any rights or claims that I may have with respect to (i) rights under stock-based incentive plans arising in connection with a change in control, (ii) rights under directors’ and officers’ indemnification insurance, (iii) rights of indemnity under articles of incorporation, bylaws, contracts, law, or otherwise, (iv) rights under Company-sponsored retirement plans, including, without limitation “401(k)” plans and “Rabbi trusts,” and (v) rights under the Company’s “KEYSOP” (Key Executive Stock Option Plan) and arrangements for deferred compensation.

I acknowledge that the Employer has advised me to consult with an attorney prior to executing this Release. I understand that anyone who succeeds to my rights and responsibilities, such as my heirs or the executor of my estate, shall also be bound by the terms of this Release.

This Release shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, except to the extent that Federal law may apply.

I acknowledge that I have carefully read this Release, that I have had the opportunity to review it with my attorney, that I fully understand the provisions and their final and binding effect, that the only promises made to me to sign this Release are those stated herein, that this Release is the only agreement of its kind arising out of my employment relationship with the Employer and that I am signing this Release knowingly and voluntarily.

After having the opportunity to consider this Release as stated above, I hereby accept the terms and conditions stated in it.

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